Exhibit 3.2

AMENDED AND RESTATED BYLAWS

OF

IXIA

ARTICLE I - OFFICES

Section 1.          Principal Executive Office.  The principal executive office of Ixia (the “Corporation”) shall be at such place inside or outside the State of California as the Board of Directors may determine from time to time.

Section 2.          Other Offices.  The Corporation may also have offices at such other places as the Board of Directors may from time to time designate, or as the business of the Corporation may require.

ARTICLE II - SHAREHOLDERS’ MEETINGS

Section 1.          Annual Meetings.  The annual meeting of the shareholders of the Corporation shall be held at such place and at such time as may be fixed from time to time by the Board of Directors.

Section 2.          Special Meetings.  Special meetings of the shareholders, for any purpose whatsoever, unless otherwise prescribed by statute, may be called at any time by the Chairman of the Board, if any, the President, or by the Board of Directors, or by one or more shareholders holding not less than ten percent (10%) of the voting power of the Corporation.

Section 3.          Place.  All meetings of the shareholders shall be at any place within or without the State of California designated either by the Board of Directors or by written consent of the holders of a majority of the shares entitled to vote thereat, given either before or after the meeting. In the absence of any such designation, shareholders’ meetings shall be held at the principal executive office of the Corporation.

ARTICLE III - BOARD OF DIRECTORS

Section 1.          Powers.  Subject to any limitations in the Articles of Incorporation or these Bylaws and to any provision of the California General Corporation Law (the “CGCL”) requiring shareholder authorization or approval for a particular action, the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised by, or under the direction of, the Board of Directors. The Board of Directors may delegate the management of the day to day operation of the business of the Corporation to a management company or other persons provided that the business and affairs of the Corporation shall be managed and all corporate powers shall be exercised, under the ultimate direction of the Board of Directors.

Section 2.          Number.  The authorized number of directors shall not be less than three (3) nor more than five (5); provided, however, that so long as the Corporation has only one shareholder, the number of directors may be one (1) or two (2). The exact number of directors comprising the Board of Directors may be fixed, within the limits specified in the preceding sentence, from time to time by a duly adopted resolution of the Board of Directors or shareholders. The exact number of directors shall be two (2) until changed within the limits specified above by a duly adopted resolution of the Board of Directors or shareholders.

Section 3.          Chairman of the Board.  The Board of Directors may at any time choose from among its members a Chairman of the Board, who shall serve at the pleasure of the Board of Directors. The Chairman of the Board, if there be one, shall preside at all meetings of shareholders and the Board of Directors and shall have such other powers and perform such other duties as may from time to time be assigned to him by the Board of Directors. If so designated by the Board of Directors, the Chairman of the Board shall be considered an executive officer of the Corporation. In the absence of the Chairman of the Board of Directors, or in the event of his inability or refusal to act, no other director shall perform the duties of the Chairman.

ARTICLE IV - OFFICERS

Section 1.          Number and Term.  The officers of the Corporation shall be a President, one or more Vice Presidents (as may be designated by the Board of Directors), a Secretary and a Chief Financial Officer, all of which shall be chosen by the Board of Directors. The Board of Directors may appoint such other officers as may be deemed expedient for the proper conduct of the business of the Corporation, each of whom shall have such authority and perform such duties as the Board of Directors may from time to time determine.

Section 2.          President.  The President shall be the Chief Executive Officer of the Corporation.  He or she shall have the general powers and duties of supervision and management usually vested in the office of President and Chief Executive Officer of a corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. In the absence of the Chairman of the Board, or if there be no Chairman, the President shall preside at all meetings of shareholders and the Board of Directors.

Section 3.          Vice President.  Each Vice President shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Board of Directors.

Section 4.          Secretary.  The Secretary shall give, or cause to be given, notice of all meetings of shareholders and of the Board of Directors and all other notices required by law or by these Bylaws, and in case of his or her absence or refusal or neglect to do so, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws.  He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the shareholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President.

Section 5.          Chief Financial Officer.  The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation.  He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors.  He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, or the President, taking proper vouchers for such disbursements.  He or she shall render to the Chairman of the Board, the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Chief Financial Officer and of the financial condition of the Corporation.  If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 6.          Other Officers.  Other officers, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V – INDEMNIFICATION AND INSURANCE

Section 1.          Definitions.  For the purposes of this Article V, “agent” means any person who is or was a director, officer, employee or other agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and “expenses“ includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under Section 2(c) or 2(d)(iii) of this Article V.

Section 2.          Indemnification.

(a)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.

(b)          The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this Subsection (b) for any of the following:

(i)
In respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person’s duty to the Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine;

(ii)	Of amounts paid in settling or otherwise disposing of a pending action, without court approval; or

(iii)	Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

(c)          To the extent that an agent of the Corporation has been successful on the merits in defense of any proceeding referred to in Subsection (a) or (b) above or in defense of any claim, issue or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

(d)          Except as provided in Subsection (c) above, any indemnification shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in Subsection (a) or (b) above, by any of the following:

(i)	A majority vote of a quorum consisting of directors who are not parties to such proceeding;

(ii)	If such quorum of directors is not obtainable, by independent legal counsel in a written opinion;

(iii)	Approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or

(iv)
The court in which such proceeding is or was pending upon application made by the Corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not such application by the agent, attorney or other person is opposed by the Corporation.

(e)          Expenses incurred in defending any proceeding may be advanced by the Corporation prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the agent to repay such amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this Article V.

(f)          The indemnification provided by this Article V shall not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnity under this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person. Nothing contained in this Article V shall affect any right to indemnification to which persons other than such directors and officers may be entitled by contract or otherwise.

(g)          No indemnification or advance shall be made under this Article V, except as provided in Subsection (c) or (d)(iii) of this Section 2, in any circumstance where it appears:

(i)
That it would be inconsistent with a provision of the Articles of Incorporation or Bylaws of the Corporation, a resolution of the shareholders or an agreement in effect at the time of an accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

(ii)	That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

(h)          In the event of payment under this Article V, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the agent, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation to effectively bring suit to enforce such rights.

(i)          Any amendment, repeal or modification of this Article V shall not adversely affect any right or protection of any agent existing at the time of such amendment, repeal or modification.

(j)          This Article V shall not apply to any proceeding against any trustee, investment manager or other fiduciary of an employee benefit plan in such person’s capacity as such, even though such person may also be an agent of the Corporation. The Corporation shall have the power to indemnify such a trustee, investment manager or other fiduciary to the extent permitted by Section 207(f) of the CGCL.

Section 3.          Insurance.  The Corporation shall purchase and maintain insurance on behalf of any agent of the Corporation against any liability asserted against or incurred by the agent in such capacity or arising out of the agent’s status as such whether or not the Corporation would have the power to indemnify the agent against such liability under the provisions of this Article V.

ARTICLE VI - MISCELLANEOUS

Section 1.          Fiscal Year.  The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 2.          Annual Reports.  The Board of Directors shall cause an annual report to be sent to the shareholders at the time and in the manner specified under the CGCL.  Notwithstanding the foregoing, the requirement of an annual report under the CGCL is expressly waived so long as the shares of the Corporation are held by fewer than one hundred (100) holders of record.

Section 3.          Records.  The Corporation shall maintain adequate and correct books and records of account, minutes of the proceedings of the shareholders, Board of Directors, and committees of the Board of Directors, and a record of its shareholders, including names and addresses of all shareholders and the number and class of shares held, along with any other records required by law. The Corporation shall keep such record of its shareholders at its principal executive office, as fixed by the Board of Directors from time to time, or at the office of its transfer agent or registrar. The Corporation shall keep its books and records of account and minutes of the proceedings of the shareholders, Board of Directors, and committees of the Board of Directors at its principal executive office, or such other location as shall be designated by the Board of Directors from time to time, and such books and records shall, to the extent and in the manner provided by the CGCL, be open to inspection of directors, shareholders, and voting trust certificate holders.

Section 4.          Amendments. These Bylaws may be adopted, amended, or repealed by the vote or the written consent of shareholders entitled to exercise a majority of the voting power of the Corporation. Subject to the rights of the shareholders as provided in the preceding sentence of this Section 4 and to any limitation imposed by the CGCL, Bylaws may be adopted, amended or repealed by the Board of Directors by the majority vote of those present at any meeting at which a quorum is present.

CERTIFICATE OF THE SECRETARY

OF

IXIA

a California corporation

The undersigned hereby certifies that he/is the duly elected and acting Secretary of Ixia, a California corporation (the “Corporation”), and that the foregoing Bylaws were adopted as the Bylaws of the Corporation as of April 18, 2017, and that the same do now constitute the Bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this certificate on behalf of the Corporation as of this 18th day of April, 2017.

/s/ Jeffrey K. Li
Jeffrey K. Li
Secretary